Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

 We consent to the incorporation by reference in this Registration Statement of Asure Software, Inc. on Form S-3 of our report dated March 17, 2016, with respect to our audits of the special purpose carve-out financial statements of Mangrove Employer Services – Payroll Division as of December 31, 2015 and 2014 and for the years then ended appearing in the Current Report on Form 8-K of Asure Software, Inc. dated March 18, 2016.  We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

 /s/ Marcum LLP

Marcum llp
Irvine, California
June 29, 2016